Exhibit 10.8

Inspired Entertainment

Short-Term Incentive Bonus Plan

Fiscal Year 2018

I.	PURPOSE

The Inspired Entertainment Fiscal Year 2018 Short-Term Incentive Bonus Plan (the “Plan”) is intended to provide incentives to certain executive-level employees of Inspired Entertainment, Inc. and its participating affiliates (the “Company”) to contribute to the success of the Company in its fiscal year commencing October 1, 2017 and ending September 30, 2018 (“FY 2018”). The Plan offers eligible participants an opportunity to earn compensation in addition to their salaries, based upon the performance of the Company and the satisfaction of individual performance targets determined for each participant.

II.	PLAN ADMINISTRATION

The Plan is subject to the approval of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and the Compensation Committee will administer the Plan. The Compensation Committee may appoint appropriate Company personnel to oversee and interpret any and all aspects of the Plan (including the amounts payable to any individual participants). Subject to the terms of the Plan, under the direction of the Compensation Committee the Company’s Executive Chairman and principal executive officer (“Principal Executive Officer”), acting jointly (when so acting, or when one of such officers is acting on behalf of both such officers in their joint capacity under the Plan, the “CEO”), shall recommend to the Compensation Committee both the amounts and timings of any bonus payments to be made under the Plan to Covered Employees (as defined below) except for (i) the Executive Chairman, (ii) the Principal Executive Officer, (iii) the Executive Vice President and Chief Strategy Officer, (iv) the Chief Financial Officer and (v) the Chief Commercial Officer, Digital Games (the “NEOs”), as to whom the Compensation Committee shall make determinations without receiving CEO recommendations, unless the Compensation Committee otherwise directs. The Compensation Committee will review and may modify or approve all CEO recommendations, and may make its own recommendations and determinations, including without limitation in respect of any bonus amounts and timings in respect of the NEOs, and shall thereby determine all the amounts and timings of all bonus payments to be made under the Plan.

III.	ELIGIBILITY

Participants under the Plan will be those executive-level employees of the Company recommended by the CEO and determined by the Compensation Committee to be eligible to receive a bonus under the Plan, except that in the case of each of the NEOs, the CEO shall make no such recommendation as to participation, and by approval of this Plan the Compensation Committee shall have determined that each of them is eligible for participation. If a person is hired for an executive-level position with the Company during the fiscal year, that person may be eligible to receive a prorated portion of the annual bonus, as recommended by the CEO and/or determined by the Compensation Committee, depending on the particular position subject to consideration as further described above. Duly determined participants under the Plan are also referred to herein as “Covered Employees”.

An individual must be actively employed by the Company on the day a bonus is paid to be eligible to receive any payment under the Plan.

IV.	FISCAL YEAR

The Plan will be effective for bonuses awarded in respect of FY 2018.

V.	BONUS POTENTIAL

After the commencement of the fiscal year, the CEO will recommend and/or the Compensation Committee will determine, depending on the particular position subject to consideration as further described above, for each Plan participant, for FY 2018, a target bonus potential and a maximum bonus potential, each calculated as a percentage of the participant’s base salary for FY 2018. The name, target bonus potential and maximum bonus potential of each participant is set forth in Exhibit A attached hereto. Each name, target bonus potential and maximum bonus potential set forth in Exhibit A may be adjusted during the course of FY 2018 to reflect changes in the identities of persons holding a given position or title, changes in the significance, scope, and level of accountability for a given position or title, or the presentation to the Board and/or implementation of a transformative transaction (as such term may reasonably be defined by the Board or the Compensation Committee). Such adjustments, whether increases or reductions, will be recommended by the CEO and/or determined by the Compensation Committee, depending on the particular position subject to consideration as further described above.

VI.	PLAN COMPONENTS

The funding and payment of bonuses is based upon two separate Plan components: Company performance targets and individual performance targets. The CEO must officially declare that bonuses are payable before any types of payment under the Plan can or will be paid. If and when bonuses are declared, calculations will be made using the two components to determine individual amounts to be paid.

A.	Company Performance Targets

Certain payments are contingent upon the Company achieving specific Company performance targets as set forth in Exhibit B attached hereto. The CEO has recommended these Company performance targets and the Compensation Committee has reviewed, approved and thereby determined such Company performance targets.

B.	Individual Performance Targets

Even if the Company has fully achieved its performance targets, an individual participant’s bonus potential can be greatly affected by such participant’s levels of achievement in respect of such participant’s individual performance targets. The following are examples of criteria that could be used to set individual performance targets: (i) budget management; (ii) cost of service; (iii) quality and service levels; (iv) product line achievements; and (v) leadership/team participation and support. These criteria are examples only and are not an exclusive list of criteria to measure performance.

For each Plan participant other than the NEOs, the CEO shall recommend individual performance targets for FY 2018 (for each Plan participant, “Individual Targets”). The Compensation Committee will review and may modify or approve all such CEO recommended Individual Targets. The Individual Targets will be shared with the participant and maintained in writing by the Company’s Human Resources Department. After the completion of FY 2018, the CEO will review each of the participants and his or her levels of achievement of Individual Targets and, as further described in Exhibit B, formulate a recommended bonus for each such participant, based on Company performance targets achieved and Individual Targets achieved. The Compensation Committee will review the CEO’s recommendations and, as to each participant, may modify the recommended bonus, and shall thereby determine such participants’ bonus amounts.

For each of the NEOs, the Compensation Committee shall determine their Individual Targets. The Individual Targets will be shared with the participant and maintained in writing by the Company’s Human Resources Department. After the completion of FY 2018, the Compensation Committee will assess each such participant’s achievement of Individual Targets and, as further described in Exhibit B, determine a bonus amount for each such participant.

VII.	TRANSFER/PROMOTION/DEMOTION

If a participant is transferred to a new role during FY 2018, the bonus payment for that fiscal year will be calculated based on the actual base earnings the participant received during the relevant portions of that fiscal year in each role at the applicable target percentage(s) for each role.

If a participant becomes ineligible for the Plan due to a transfer, demotion, or promotion, the participant will be eligible to receive a prorated bonus payment based on the period of participation in the Plan. The prorated bonus payment will be paid at the same time as other bonus payments under the Plan.

VIII.	PAYOUT AND TAXATION

Bonus payments hereunder shall be made as soon as administratively practicable after the completion of the Company’s audited financial statements for the fiscal year; provided, that in no event will a participant be entitled to receive a bonus payment hereunder if the participant’s employment with the Company has terminated prior to the date of payment. Further, if an amount is not paid because the Committee, in its reasonable determination (made in accordance with Section 409A of the U.S. Internal Revenue Code of 1986, as amended), determines that doing so would jeopardize the ability of the Company to continue as a going concern, payment of such amount may be delayed provided that the delayed amount is paid in the first taxable year of the participant in which the making of the payment would not have such effect.

Payroll taxes will be withheld from bonus payments as required by law. Bonus payments that participants receive are counted as income in the year in which they are paid.

IX.	INTEGRATION WITH BENEFIT PROGRAMS

Any bonus payment that a participant receives is not considered compensation for purposes of life insurance, 401(k), disability, or other benefit plans unless specified by the applicable plan document.

X.	CONDITIONS FOR RECEIVING PAYMENT

No bonus payment will be made to any employee if his or her employment is terminated, whether voluntary or involuntary, prior to the date of payment. However, the Company retains the authority to make exceptions to the foregoing policy in unusual or meritorious cases including, but not limited to, the death of an employee, termination of employment due to total or partial disability, call to active military service, or retirement with the written consent of the Company.

XI.	CLAWBACK

By accepting a bonus payment under the Plan, each participant agrees that the Company may recover some or all of the amounts paid with respect to such bonus payment, or recoup some or all of the value thereof via offset from other amounts owed to the employee by the Company or an affiliate, at any time in the three year calendar years following payment hereunder, if and to the extent that the Compensation Committee concludes that (i) U.S. federal or state law, the laws of any other jurisdiction in which the participant has been employed by the Company during the fiscal year, or the listing requirements of the exchange on which the Company’s stock is listed for trading so require, (ii) the performance criteria required for the bonus payment were not met, or not met to the extent necessary to support the amount of the bonus payment that was paid, or (iii) as required by Section 304 of the U.S. Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise after a restatement of the Company’s financial results as reported to the U.S. Securities and Exchange Commission. Participants are deemed to have agreed to promptly comply with any Company demand for recovery or recoupment by accepting any payment hereunder.

XII.	LIMITATIONS AND/OR ADJUSTMENTS

The Company reserves the right to review, amend, suspend, and/or terminate the Plan, the incentive calculation formulas, and all other aspects of the Plan at any time and in its sole and absolute discretion.

An employee’s participation in the Plan shall not be construed as an employment contract or as a promise of continuing employment between the Company and the employee. Employment with the Company is terminable at will subject to the terms of any written services agreement between the Company and the employee and applicable laws.

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